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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                          West TeleServices Corporation

                                (Name of Issuer)
--------------------------------------------------------------------------------

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    956188106
                                 --------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                          -----------------------------
CUSIP No.  956188106                 13G           Page  2     of  6      Pages
          ------------                             -------    -------
-------------------------                          -----------------------------

-------- -----------------------------------------------------------------------
      1  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Gary L. West
-------- -----------------------------------------------------------------------
      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [_]

-------- -----------------------------------------------------------------------
      3  SEC USE ONLY

-------- -----------------------------------------------------------------------
      4  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------- ----- --------------------------------------------------------
                     5  SOLE VOTING POWER

                        -0-
                  ----- --------------------------------------------------------
   NUMBER OF         6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY          45,451,263
    OWNED BY
                  ----- --------------------------------------------------------
      EACH           7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON             -0-
      WITH
                  ----- --------------------------------------------------------
                     8  SHARED DISPOSITIVE POWER

                        45,451,263
-------- -----------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         45,451,263
-------- -----------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*       [ ]
-------- -----------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         71.8%
-------- -----------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON*

         IN
-------- -----------------------------------------------------------------------

-------------------------                          -----------------------------
CUSIP No.  956188106                 13G           Page  3     of  6      Pages
          ------------                             -------    -------
-------------------------                          -----------------------------

-------- -----------------------------------------------------------------------
      1  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Mary E. West
-------- -----------------------------------------------------------------------
      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [_]

-------- -----------------------------------------------------------------------
      3  SEC USE ONLY

-------- -----------------------------------------------------------------------
      4  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------- ----- --------------------------------------------------------
                     5  SOLE VOTING POWER

                        -0-
                  ----- --------------------------------------------------------
   NUMBER OF         6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY          45,451,263
    OWNED BY
                  ----- --------------------------------------------------------
      EACH           7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON             -0-
      WITH
                  ----- --------------------------------------------------------
                     8  SHARED DISPOSITIVE POWER

                        45,451,263
-------- -----------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         45,451,263
-------- -----------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*       [ ]
-------- -----------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         71.8%
-------- -----------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON*

         IN
-------- -----------------------------------------------------------------------

Item 1(a)               Name of Issuer:

                        West TeleServices Corporation (the "Issuer")

Item 1(b)               Address of Issuer's Principal Executive Offices:

                        9910 Maple Street
                        Omaha, NE 68134

Items 2(a)              Name of Person Filing; Address of Principal
and (b)                 Business Office:

                        This statement is filed by Gary L. West and Mary E. West (the "Wests"). The business address of the Wests is 9910 Maple Street, Omaha, Nebraska 68134.


Item 2(c)               Citizenship:

                        United States

Item 2(d)               Title of Class of Securities:

                        Common Stock, par value $.01 per share (the "Common Stock")

Item 2(e)               CUSIP Number:

                        956188106

Item 3                  Not Applicable

Item 4                  Ownership:

                        (a) 45,451,263 shares of Common Stock, as of December 31, 1996.

                        The 45,451,263 shares of Common Stock beneficially owned by the Wests as of December 31, 1996 are held by the Wests in joint tenancy with right of survivorship. Voting power of these shares of Common Stock is shared between them.

                        (b) 71.8%

                        (c)   (i)     -0-
                              (ii)    45,451,263
                              (iii)   -0-
                              (iv)    45,451,263

Item 5                  Ownership of Five Percent or Less of a Class:

                        Not Applicable

Item 6                  Ownership of More than Five Percent on Behalf of Another
                        Person:

                        Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                        Not Applicable

Item 8.                 Identification and Classification of Members of the
                        Group:

                        Not Applicable

Item 9                  Notice of Dissolution of Group:

                        Not Applicable

Item 10                 Certification:

                        Not Applicable

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997


                                                   /s/ Gary L. West
                                                   ------------------
                                                       Gary L. West




                                                   /s/ Mary E. West
                                                   ------------------
                                                       Mary E. West